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                     EL CONQUISTADOR PARTNERSHIP L.P., S.E.

                              AMENDED AND RESTATED

                                VENTURE AGREEMENT


                           DATED ______________, 1999





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                     EL CONQUISTADOR PARTNERSHIP L.P., S.E.
                              AMENDED AND RESTATED
                                VENTURE AGREEMENT

                                Table of Contents
                                -----------------
                                                                            Page
                                                                            ----
         1.          Defined Terms.............................................2

         2.          Formation and Organization................................9
                     2.1   Formation...........................................9
                     2.2   Name, Place of Business and Office..................9
                     2.3   Purpose.............................................9
                     2.4   Term...............................................10

         3.          Partners and Capital.....................................10
                     3.1   General Partner....................................10
                     3.2   Limited Partners...................................10
                     3.3   Capital Contributions of the Partners..............11
                     3.4   No Right to Return of Capital......................12
                     3.5   No Obligation to Restore Deficits..................12

         4.          Management of the Partnership............................12
                     4.1   Authority of General Partner.......................12
                     4.2   Matters Requiring Consent of Independent Directors
                              of the General Partner..........................15
                     4.3   Operation of the Partnership.......................15
                     4.4   Liability of Partners..............................16
                     4.5   Financial Information..............................16
                     4.6   Tax Returns........................................17
                     4.7   Fiscal Year........................................17
                     4.8   Tax Matters Partner................................17
                     4.9   Delegation of Authority............................19
                     4.10  General Partner, Limited Partners or Affiliates
                              Dealing with the Partnership....................19
                     4.11  Other Business Activities..........................19
                     4.12  Additional Financial Information...................21
                     4.13  Separateness.......................................21

         5.          Loans to the Partnership.................................22
                     5.1   Additional Loans...................................22


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                     5.2   Repayment of Loans.................................23

         6.          Capital Accounts; Allocation of Profits and Losses.......24
                     6.1   Definitions........................................24
                     6.2   Definition of Capital Accounts.....................25
                     6.3   Allocations of Income and Loss.....................26
                     6.4   Special Partnership Election.......................26

         7.          Partnership Distributions................................27
                     7.1   Distributable Cash from Operations.................27
                     7.2   Distributable Cash from a Capital Transaction......29
                     7.3   Other Distributions................................32

         8.          Transferability of Partners' Interests...................32
                     8.1   No Transfer........................................32
                     8.2   Permitted Sales of Limited Partners' Interests.....34
                     8.3   Permitted Security Interests.......................35
                     8.4   Withdrawal or Transfer by the General Partner......36
                     8.5   Effect of Bankruptcy, Dissolution, Death or
                              Incompetence of a Limited Partner...............37
                     8.6   Right to Continue..................................38
                     8.7   Effect of Transfer.................................38

         9.          Rights and Obligations of Limited Partners...............39
                     9.1   Management of the Partnership......................39
                     9.2   Limitation on Liability of Limited Partners........39
                     9.3   Liability to Limited Partners......................39
                     9.4   Power of Attorney..................................40

         10.         Approvals................................................41
                     10.1  Puerto Rico Gaming Authority Approval..............41

         11.         Partnership Obligations..................................41
                     11.1  Nature of Obligations..............................41
                     11.2  Indemnities........................................42

         12.         Termination and Liquidation..............................44
                     12.1  Termination........................................44
                     12.2  Winding Up.........................................45
                     12.3  Dissolution. ......................................46


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         13.         Miscellaneous............................................46
                     13.1  Further Assurances.................................46
                     13.2  Expenses...........................................46
                     13.3  Notices............................................47
                     13.4  Equitable Remedies.................................47
                     13.5  Remedies Cumulative................................47
                     13.6  Captions; Partial Invalidity.......................48
                     13.7  Entire Agreement...................................48
                     13.8  Applicable Law.....................................48
                     13.9  Counterparts.......................................49
                     13.10 Successors.........................................49
                     13.11 Confidentiality....................................49


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                              AMENDED AND RESTATED
                                VENTURE AGREEMENT
                                       OF
                     EL CONQUISTADOR PARTNERSHIP L.P., S.E.


                  THIS LIMITED PARTNERSHIP AGREEMENT (this "Venture Agreement") is made the ___ day of ______________ 1999, between CONQUISTADOR HOLDING (SPE), INC. ("Holding"), a Delaware corporation formed as a single purpose entity, having an address c/o Patriot American Hospitality, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, and WHG EL CON CORP. ("WHG"), a Delaware corporation, having an address c/o Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.

                              W I T N E S S E T H:
                              -------------------

                  WHEREAS, El Conquistador Partnership L.P., S.E. (formerly known as El Conquistador Partnership L.P.) was duly formed pursuant to a certain Venture Agreement dated January 12, 1990, and the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on January 16, 1990; and

                  WHEREAS, said Venture Agreement was subsequently amended and various of its partners changed and substituted; and

                  WHEREAS, Holding is the sole general partner and Class A Limited Partner of the Partnership and WHG and Holding are each Class B Limited Partners of the Partnership; and

                  WHEREAS, the Partners desire to amend and restate the Venture Agreement as set forth herein.

                  NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Venture Agreement in its entirety and the following, as the same may be amended as provided herein, shall govern the Partnership.


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         1.       DEFINED TERMS.

                  The capitalized terms used in this Venture Agreement and the Appendix shall, unless the context otherwise requires, have the meanings specified in this Section. The singular shall include the plural and the masculine form shall include the feminine and neuter forms and vice versa, as the context requires.

                  1.1 "ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C., Section 17-101 et seq., as amended from time to time.

                  1.2 "ADDITIONAL LOANS" means a loan or loans made to the Partnership pursuant to Section 5.1 hereof and the loans made to the Partnership pursuant to the Prior Venture Agreement or by any affiliate of the Partnership and which are evidenced by (i) an amended and restated promissory note of even date herewith made by the Partnership in the aggregate principal amount of $_____ payable to Holding, (ii) an amended and restated promissory note of even date herewith made by the Partnership in the aggregate principal amount of $________ payable to WHG and (iii) a promissory note of even date herewith made by the Partnership in the aggregate principal amount of $32,021,172 payable to Posadas de Puerto Rico Associates, Incorporated.

                  1.3 "ADJUSTED CAPITAL ACCOUNT" means the Capital Account of a Partner reduced by any adjustments, allocations or distributions described in Treas. Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

                  1.4 "AFFILIATE" means any person controlling, under common control with, or controlled by the person in question.

                  1.5 "AFICA" means the Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority.

                  1.6 "APPENDIX" means the Appendix attached to this Venture Agreement.

                  1.7 "BANKRUPTCY" means the initiation of any proceeding, whether voluntary or involuntary, under the federal bankruptcy laws or any state, local or foreign bankruptcy act, including, without limitation, an assignment for the benefit of creditors, if not discharged, in the case of any involuntary proceeding, within 60 days.

                  1.8  "CAPITAL ACCOUNTS" is defined in Section 6.2.1 hereof.


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                  1.9 "CAPITAL CONTRIBUTIONS" means the amounts contributed to the capital of the Partnership by any Partner, other than Supplemental Contributions.

                  1.10 "CAPITAL TRANSACTION" means any sale, condemnation or insured casualty loss of all or any substantial part of the Resort and refinancings of the Resort. Loans to be made by any Partner under the terms hereof shall not be deemed a refinancing of the Resort.

                  1.11 "CLASS A LIMITED PARTNER" means Holding in its capacity as an owner of a Class A Residual Partnership Interest and any transferee of all or any portion of such Class A Residual Partnership Interest who is admitted to the Partnership as a Class A Limited Partner pursuant to the terms of this Venture Agreement.

                  1.12 "CLASS A RESIDUAL PARTNERSHIP INTEREST" is defined in Section 3.2 hereof.

                  1.13 "CLASS B LIMITED PARTNER" means WHG and/or Holding in its capacity as an owner of a Class B Residual Partnership Interest and any transferee of all or any portion of such Class B Residual Partnership Interest who is admitted to the Partnership as a Class B Limited Partner pursuant to the terms of this Venture Agreement.

                  1.14 "CLASS B RESIDUAL PARTNERSHIP INTEREST" is defined in Section 3.2 hereof.

                  1.15 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  1.16 "COLLATERAL" is defined in Section 12.3.2 hereof.

                  1.17 "CONTRIBUTION RATIO" means with respect to each Partner, the ratio that such Partner's Capital Contribution bears to the Capital Contributions of a specified group of Partners.

                  1.18 "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

                  1.19 "DEFERRED PREFERRED RETURN" means the amount of any Preferred Return unpaid from all prior Fiscal Year(s) of the Partnership, together with interest thereon at the rate of 10% per annum from the end of the Fiscal Year to which such Preferred Return relates to the date of payment.


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                  1.20 "DEFICIENCY LOAN" means the loans heretofore made to the
Partnership as such pursuant to the Prior Venture Agreement or by any affiliate of the Partnership and which are evidenced by (i) an amended and restated promissory note of even date herewith made by the Partnership in the aggregate principal amount of $_________ payable to Holding, (ii) an amended and restated promissory note of even date herewith made by the Partnership in the aggregate principal amount of $__________ payable to WHG and (iii) an amended and restated promissory note of even date herewith made by the Partnership in the aggregate principal amount of $___________ payable to the Manager.

                  1.21 "DEPRECIATION" means, for each Fiscal Year of the Partnership, the deductions for depreciation under Sections 167 and 168 of the Code (or any similar provision hereafter enacted), with respect to the Resort and amortization deductions under Sections 195 and 709(b) of the Code.

                  1.22 "DISTRIBUTABLE CASH" means Operating Cashflow less all payments made in respect of Deficiency Loans and Additional Loans.

                  1.23 "DISTRIBUTABLE CASH FROM A CAPITAL TRANSACTION" means Extraordinary Cashflow less all payments made in respect of Deficiency Loans and Additional Loans.

                  1.24 "ECONOMIC RISK OF LOSS" shall have the meaning set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(k)(1).

                  1.25 "ERISA" is defined in Section 8.1.2.2 hereof.

                  1.26 "EXTRAORDINARY CASHFLOW" means the gross cash proceeds received by the Partnership resulting from a Capital Transaction, reduced by all costs, expenditures, fees, amounts needed for any required debt repayments, funds reserved for repair, replacement or reconstruction of the Resort and any other reserves established by the General Partner to meet obligations of the Partnership, but before providing for the payment of (i) Preferred Returns and Deferred Preferred Returns, (ii) the Incentive Management Fee and (iii) Deficiency Loans and Additional Loans.

                  1.27 "FIRST MORTGAGE LOAN" means the loan in the principal amount of $105,200,000 made by AFICA to the Partnership on even date herewith pursuant to the First Mortgage Loan Documents.


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                  1.28 "FIRST MORTGAGE LOAN DOCUMENTS" means all the documents and instruments evidencing the Partnership's obligations under the First Mortgage Loan including the notes, loan agreements, mortgages, and deeds of trust relating thereto and all other documents and instruments executed and delivered in connection therewith.

                  1.29 "FISCAL YEAR" is defined in Section 4.7 hereof.

                  1.30 "GAIN FROM A CAPITAL TRANSACTION" is defined in
Section 6.1.2 hereof.

                  1.31 "GENERAL PARTNER" means Holding in its capacity as General Partner and owner of the General Residual Partnership Interest, and any successor or transferee who is admitted as a General Partner and owner of the General Residual Partnership Interest pursuant to the terms of this Venture Agreement.

                  1.32 "GENERAL RESIDUAL PARTNERSHIP INTEREST" is defined in Section 3.1 hereof.

                  1.33 "INCENTIVE MANAGEMENT FEE" means the Incentive Management Fee payable to the Manager and denominated as such under the Prior Management Agreement.

                  1.34 "INJURED PARTY" is defined in Section 11.2.4 hereof.

                  1.35 "INTEREST" means the entire ownership interest of a Partner of the Partnership at any particular time, including the right of any such Partner to any and all benefits to which such Partner may be entitled under this Venture Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Venture Agreement and the Act

                  1.36 "LIMITED PARTNER" means any Class A Limited Partner and any Class B Limited Partner.

                  1.37 "LOSSES" are defined in Section 11.2.1 hereof.

                  1.38 "MANAGEMENT AGREEMENT" means the El Conquistador Hotel Amended and Restated Management Agreement dated as of January 1, 1999 between the Partnership and the Manager pursuant to which the Manager manages the Resort.

                  1.39 "MANAGER" means Williams Hospitality Group Inc. (formerly known as Williams Hospitality Management Corporation) as the manager of the Resort including the hotel, casino, golf course, marina, condominiums and related operations constituting the Resort pursuant to the Management Agreement, and any permitted assignee thereof.


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                  1.40 "MINIMUM GAIN ATTRIBUTABLE TO PARTNER NONRECOURSE DEBT"
shall have the meaning set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(h).

                  1.41 "NET INCOME" is defined in Section 6.1.1 hereof.

                  1.42 "NET LOSS" is defined in Section 6.1.1 hereof.

                  1.43 "NET LOSS FROM A CAPITAL TRANSACTION" is defined in
Section 6.1.2 hereof.

                  1.44 "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(b).

                  1.45 "NONRECOURSE LIABILITY" shall have the meaning set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(k)(3).

                  1.46 "OFFER" is defined in Section 8.2.2 hereof.

                  1.47 "OFFERING PRICE" is defined in Section 8.2.2 hereof.

                  1.48 "OPERATING CASHFLOW" means all cash received by the Partnership from all sources (including investment income from all reserves and other liquid investments of the Partnership but excluding proceeds from a Capital Transaction) less all cash expended or reserved for all due and maturing liabilities, including debt service (principal and interest) on the First Mortgage Loan, capital and operating expenditures, and other obligations of the Partnership whether or not secured by the assets of the Partnership but no deductions shall be made for (i) expenditures and reserves actually deducted in determining Extraordinary Cashflow, (ii) Preferred Return(s) and Deferred Preferred Return(s), (iii) the Incentive Management Fee and (iv) payment of Deficiency Loans and Additional Loans.

                  1.49 "OTHER PARTY" is defined in Section 11.2.4 hereof

                  1.50 "PARTNER" shall mean a General Partner, a Limited Partner or both as the context shall require.

                  1.51 "PARTNER NONRECOURSE DEBT" shall have the meaning set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(k)(4).

                  1.52 "PARTNER NONRECOURSE DEDUCTIONS" is defined in Article III, Section 2 of the Appendix.


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                  1.53 "PARTNERSHIP" means the limited partnership formed by the
Prior Venture Agreement as continued by this Venture Agreement.

                  1.54 "PARTNERSHIP MINIMUM GAIN" shall have the meaning set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(c).

                  1.55 "PARTNER'S SHARE OF PARTNERSHIP MINIMUM GAIN" shall be calculated as set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(f).

                  1.56 "PARTNER'S SHARE OF MINIMUM GAIN ATTRIBUTABLE TO PARTNER NONRECOURSE DEBT" shall be calculated as set forth in Treas. Reg. ss. 1.704-1T(b)(4)(h)(5).

                  1.57 "PREFERRED RETURN" means for any Fiscal Year or part thereof an 8.5% annual rate of return on the amount each Partner's Unrecovered Capital calculated based upon the amount of each Partner's Unrecovered Capital from day to day.

                  1.58 "PRIOR MANAGEMENT AGREEMENT" means that certain development services and management agreement between the Manager and the Partnership dated January 12, 1990, and all amendments thereto in force and effective, as it was, at all relevant times prior to the date of the Management Agreement.

                  1.59 "PRIOR VENTURE AGREEMENT" means that certain Venture Agreement dated January 12, 1990, and all amendments thereto in force and effective, as it was, at all relevant times prior to the date of this Venture Agreement.

                  1.60 "RECAPTURE" means that portion of the gain on any sale, exchange or other disposition of Partnership property which is characterized as ordinary income by virtue of the recapture rules of Section 1250 or Section 1245 of the Code.

                  1.61 "REGULATIONS" means the United States Treasury
Regulations.

                  1.62 "RESIDUAL PARTNERSHIP INTEREST" means for each Partner the percentage set forth as such in Sections 3.1 and 3.2 hereof, as the same may be amended from time to time, and which may consist of a General Residual Partnership Interest, a Class A Residual Partnership Interest and/or a Class B Residual Partnership Interest.


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                  1.63 "RESORT" means the land and all buildings, property and facilities that constitute the El Conquistador Resort & Country Club, as the same may exist from time to time, including, without limitation, Las Casitas Village and any additional phases thereof.

                  1.64 "SECRETARY" is defined in Section 4.8.2.1 hereof.

                  1.65 "SELLING PARTNER" is defined in Section 8.2.2 hereof.

                  1.66 "SUPPLEMENTAL CONTRIBUTION" is defined in
Section 3.3 hereof.

                  1.67 "SUPPLEMENTAL PREFERRED RETURN" means for any Fiscal Year or part thereof an 8.5% annual rate of return on the amount of each Partner's Unrecovered Supplemental Contribution calculated based upon the amount of each Partner's Unrecovered Supplemental Contribution from day to day.

                  1.68 "SUPPLEMENTAL DEFERRED PREFERRED RETURN" means the amount of any Supplemental Preferred Return unpaid from all prior Fiscal Year(s) of the Partnership, together with interest thereon at the rate of 10% per annum from the end of the Fiscal Year to which such Supplemental Preferred Return relates to the date of payment.

                  1.69 "TARGET CAPITAL ACCOUNT" is defined in
Section 6.2.2 hereof.

                  1.70 "TAX MATTERS PARTNER"  is defined in
Section 4.8.1 hereof.

                  1.71 "TREAS. REG. SS." means the Regulations.

                  1.72 "UNRECOVERED CAPITAL" means with respect to each Partner the amount atany time of such Partner's Capital Contribution actually made to the Partnership, reduced by distributions made to such Partner pursuant to
Section 7.2.9 hereof.

                  1.73 "UNRECOVERED SUPPLEMENTAL CONTRIBUTION" means with respect to each Partner the amount at any time of such Partner's Supplemental Contribution actually made to the Partnership, reduced by distributions made to such Partner pursuant 7.2.8 hereof.

                  1.74 "VENTURE AGREEMENT" means this amended and restated venture agreement of limited partnership as the same may be amended or restated in writing from time to time.


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         2.       FORMATION AND ORGANIZATION.

                  2.1 FORMATION. The limited partnership was duly formed on January 16, 1990, by the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware, under and pursuant to the laws of the State of Delaware and the Act. The rights, duties and liabilities of the Partners shall be as provided by the laws of the State of Delaware, except as otherwise expressly provided in this Venture Agreement.

                  2.2 NAME, PLACE OF BUSINESS AND OFFICE. The name of the Partnership shall be EL CONQUISTADOR PARTNERSHIP L.P., S.E. The business of the Partnership shall be conducted under that name or such other name as may be determined by the General Partner. The office and principal place of business of the Partnership shall be at such place or places as the General Partner may from time to time determine. The General Partner shall promptly notify the Limited Partners of the location of and any change in the location of the principal office of the Partnership. If required by applicable law, the General Partner shall file or record an assumed or fictitious name certificate in the appropriate records in each place in which the nature of the operations of the Partnership makes such filings or recordings necessary. The General Partner shall promptly execute and cause to be filed with the Secretary of State of the State of Delaware any necessary amendments to the certificate of limited partnership as required by the Act. The General Partner shall do all other acts and things (including publication or periodic filings of any certificate) that may now or hereafter be required for the perfection and continuing maintenance of the Partnership as a limited partnership under the laws of the State of Delaware.

                  2.3 PURPOSE. From and after the date hereof, the business and purpose of the Partnership is and shall be solely to continue to own, operate, maintain, improve, finance, refinance, lease and, if and when appropriate, to sell or otherwise dispose of the Resort and perform any and all acts and services necessary or desirable in connection with the foregoing and for no other purpose. The Partnership shall not engage in any business or own any assets other than the Resort and those related to the Resort or otherwise in furtherance of the purpose of the Partnership. The Partnership shall not incur any indebtedness other than the First Mortgage Loan, any refinancing of the First Mortgage Loan or any other indebtedness except in connection with the operation of the


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Resort, and so long as the First Mortgage Loan is outstanding as permitted by the First Mortgage Loan Documents. The relationship between and among the Partners shall be limited to the performance of the specific purposes of the Partnership as set forth in this Venture Agreement. Nothing herein shall be construed to create a general purpose partnership between or among the Partners or any of them; to authorize any Partner to act as general agent for any other; or to confer or grant to any Partner any proprietary interest in, or to subject any Partner to any liability for or in respect of, the business, assets, profits or obligations of any other Partner, except only to the extent contemplated by this Venture Agreement.

                  2.4 TERM. The Partnership commenced on January 16, 1990 and shall continue for a term ending March 31, 2035 unless sooner terminated as provided in Section 12 hereof.

         3.       PARTNERS AND CAPITAL.

                  3.1 GENERAL PARTNER. The name and address of the General Partner, and its General Residual Partnership Interest is as follows:

       General Partner                         Residual Partnership Interest
       ---------------                         -----------------------------
                                             (also referred to as the General
                                              Residual Partnership Interest)
Conquistador Holding (SPE), Inc.                           15%
c/o Patriot American Hospitality, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas  75207

                  3.2 LIMITED PARTNERS. The names and addresses of the Limited Partners, and their Class A Residual Partnership Interests and Class B Residual Partnership Interests are as follows:



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      Class A Limited Partner                Residual Partnership Interest
      -----------------------                -----------------------------
                                            (also referred to as the Class A
                                             Residual Partnership Interest)
Conquistador Holding (SPE), Inc.                          35%
c/o Patriot American Hospitality, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas  75207



      Class B Limited Partners               Residual Partnership Interest
      ------------------------               -----------------------------
                                            (also referred to as the Class B
                                             Residual Partnership Interests)
Conquistador Holding (SPE), Inc.                          26.73%
c/o Patriot American Hospitality, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas  75207

WHG El Con Corp.                                          23.27%
c/o Wyndham International, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas  75207

                  3.3 CAPITAL CONTRIBUTIONS OF THE PARTNERS. All required Capital Contributions have been received by the Partnership, and are reflected in each Partner's Capital Account. Additionally, the Partners may make supplemental contributions (each a "Supplemental Contribution") to the Partnership, such Supplemental Contributions to be made pursuant to the written consent of the Partners as they may agree upon from time to time.


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                  3.4 NO RIGHT TO RETURN OF CAPITAL. No Partner shall have the right to withdraw any part of its Capital Contribution or Supplemental Contribution or to demand or receive the return of its Capital Contribution or Supplemental Contribution except as expressly set forth herein.

                  3.5 NO OBLIGATION TO RESTORE DEFICITS. No Partner shall be obligated to restore any deficit balance in its Capital Account upon the dissolution and liquidation of the Partnership.

              4. MANAGEMENT OF THE PARTNERSHIP.

                  4.1 AUTHORITY OF GENERAL PARTNER. The General Partner, as such, and not the Limited Partners, as such, shall have full and complete discretion in the management of the Partnership for the purposes set forth in
Section 2.3 hereof and to do all things necessary, desirable or convenient to carry on the business of the Partnership without notice to or obtaining the consent of the Limited Partners. Subject to the foregoing, the General Partner shall perform or cause to be performed, at the Partnership's expense and in its name, the coordination of all management, leasing and operational functions relating to the Resort and the arrangement for long-term loans. Without limiting the generality of the foregoing, the General Partner (subject to the provisions of this Venture Agreement) is expressly authorized on behalf of the Partnership to:

                  4.1.1 operate any business normal or customary for the owner of a hotel/casino/resort property similar to the Resort;

                  4.1.2 perform any and all acts necessary or appropriate to the ownership, improvement, operation, leasing and sale of the Resort, including, but not limited to, making applications for rezoning or objections to rezoning of other property, and commencing, defending and/or settling litigation regarding the Partnership, the Resort or any aspect thereof;


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                  4.1.3 procure and maintain with responsible companies (or
participate in a group policy with any affiliated entities) such insurance as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner, but in no event shall the amount of, or risks covered by, such insurance be less than that which is required pursuant to the First Mortgage Loan Documents during the term of the First Mortgage Loan, provided that such insurance is available;

                  4.1.4 take and hold all property of the Partnership, real, personal and mixed, in the Partnership's name, or in the name of a nominee of the Partnership for the purpose of placing a mortgage on the Resort or closing a loan relating to the Resort;

                  4.1.5 mortgage, lease, sell or otherwise dispose of all or any portion of the assets of the Partnership, including assets consisting of real property, or borrow moneys on behalf of the Partnership and execute and deliver on behalf of and in the name of the Partnership, or in the name of a nominee of the Partnership, deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements, easements and any and all other instruments necessary or incidental to the conduct of the Partnership's business and the financing thereof;

                  4.1.6 coordinate all accounting and clerical functions of the Partnership and employ such accountants, lawyers, managers, agents and other management, professional or service personnel, including affiliates, as may from time to time be required to carry on the business of the Partnership;

                  4.1.7 collect all rents and other income accruing to the Partnership and pay all costs, expenses, debts and other obligations of the Partnership;


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                  4.1.8 negotiate and execute for and on behalf of the
Partnership leases for space or units in the Resort on such terms and conditions as the General Partner may determine in its sole discretion;

                  4.1.9 pay the fees, commissions and expense reimbursements provided for elsewhere in this Venture Agreement;

                  4.1.10 invest Partnership funds in United States Treasury obligations, bankers acceptances, money market accounts, certificates of deposit, investment grade commercial paper and similar money market and short term instruments;

                  4.1.11 amend or extend the Management Agreement from time to time or enter into a new management agreement upon the expiration or termination of the Management Agreement;

                  4.1.12 perform any and all obligations provided elsewhere in this Venture Agreement to be performed by the General Partner;

                  4.1.13 otherwise provide for the management of the Resort on such terms as the General Partner shall determine, in the exercise of its sole discretion;

                  4.1.14 enter into any contracts, agreements or arrangements with or make loans to or pay compensation or fees to any Partner or an affiliate of any Partner or any officer, director, employee or agent of any Partner or any affiliate of any Partner;

                  4.1.15 amend this Venture Agreement including any amendment to create a class or group of partnership interests not previously outstanding, provided such new class or group is junior in rank to those existing on the date hereof;


                                       14



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                           4.1.16   admit any Partners to the Partnership; and

                           4.1.17   purchase or otherwise acquire any new or
additional property which may expand Resort.

              4.2 MATTERS REQUIRING CONSENT OF INDEPENDENT DIRECTORS OF THE GENERAL PARTNER.

                  Notwithstanding anything to the contrary contained in this Venture Agreement and any provision of law that otherwise so empowers the Partnership, at any time that the First Mortgage Loan remains outstanding, the consent of the General Partner, which consent must include the vote or written consent of the independent directors of the General Partner, is required to:

                  4.2.1 cause the Partnership to file for Bankruptcy, or consent to a Bankruptcy filing with respect to the Partnership, or file an insolvency petition or otherwise institute insolvency proceedings of the Partnership;

                  4.2.2 except as otherwise permitted by the First Mortgage Loan Documents, dissolve, terminate, liquidate, consolidate, merge or sell all or substantially all of the assets of the Partnership;

                  4.2.3 amend, modify, change or repeal Section 2.3 or 4.2 of this Venture Agreement.

                  4.3 OPERATION OF THE PARTNERSHIP. Except as otherwise set forth in this Section 4, the General Partner shall have the full and exclusive right to manage and control the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership and shall otherwise have all of the rights, powers and obligations of a general partner of a limited



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partnership under the Act. In performing its duties under this Venture
Agreement, the General Partner shall have all power and authority to act in the name and on behalf of the Partnership and the Partners in connection with the affairs of the Partnership necessary to perform such duties. No Limited Partner in its capacity as such, shall participate in the management of or have any control of the Partnership's business nor shall any Limited Partner, as such, have the power to represent, act for, sign for or bind the General Partner or the Partnership.

                  4.4 LIABILITY OF PARTNERS. Neither the General Partner nor any of its stockholders, officers, directors, employees, affiliates or agents, whether acting as General Partner or otherwise, shall have any liability to the Partnership or to any other Partner for any acts performed by the General Partner or such stockholder, officer, director, employee, affiliate or agent, by or on behalf of the Partnership in its capacity as such except for gross negligence or willful misconduct.

                  4.5 FINANCIAL INFORMATION. The General Partner shall, at the expense of the Partnership, maintain or cause to be maintained the books and records of the Partnership (including all items of income and loss) in accordance with generally accepted accounting principles consistently applied. The General Partner shall prepare or cause to be prepared and delivered to each of the Partners the following financial statements:

                  4.5.1 not later than 90 days after the end of each Fiscal Year of the Partnership, a balance sheet, an income statement and a statement of cash flows of the Partnership for such Fiscal Year, certified by the independent certified public accountants then servicing the Partnership as having been prepared in accordance with generally accepted accounting principles consistently applied;


                                       16



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                  4.5.2 not later than 45 days after the end of each of the
first three quarters of the Partnership's Fiscal Year, an unaudited balance sheet, income statement and statement of cash flows of the Partnership for such quarter; and

                  4.5.3 not later than the twentieth (20th) day of each calendar month, an unaudited balance sheet, income statement and statement of cash flows of the Partnership for the preceding calendar month and the Fiscal Year to date.

               4.6 TAX RETURNS. The General Partner shall engage and instruct the independent certified public accountants or other professionals then servicing the Partnership to prepare income tax returns for the Partnership as soon as practical after the end of each of the Partnership's Fiscal Years and shall instruct such accountants to deliver such tax returns to each Partner and to file such tax returns with the appropriate governmental agencies.

               4.7 FISCAL YEAR. Commencing with the fiscal year ending
December 31, 1997, the fiscal year of the Partnership (the "Fiscal Year") shall end on each December 31 or on such other date as shall be determined by the General Partner. Any references to any prior Fiscal Year shall refer to the Partnership's actual fiscal year for income tax purposes in respect of such time period.

               4.8      TAX MATTERS PARTNER.

                  4.8.1 Designation of Tax Matters Partner. The General Partner shall be the tax matters partner as defined in Section 6231(a)(7) of the Code (the "Tax Matters Partner").

                  4.8.2 Duties of Tax Matters Partner. To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall:



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                  4.8.2.1 furnish the name, address, partnership Interest and taxpayer identification number of each Partner, including any successor to a Partner, to the Secretary of the Treasury of the United States or his delegate (the "Secretary"); and

                  4.8.2.2 keep each Partner informed of the administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes (such administrative proceeding referred to hereinafter as a "tax audit" and such judicial proceeding referred to hereinafter as a "judicial review").

                  4.8.3 Authority of Tax Matters Partner. The Tax Matters Partner may, in its sole discretion:

                  4.8.3.1 enter into any settlement with the Internal Revenue Service, the Secretary or any other taxing authority;

                  4.8.3.2 seek judicial review of any administrative adjustment;
4.8.3.3 file a request for an administrative adjustment or a petition for judicial review with respect thereto;

                  4.8.3.4 enter into any agreement with the Internal Revenue Service or any other taxing authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; or

                  4.8.3.5 take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review regardless of whether or not permitted by applicable law or regulations.



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                  4.9 DELEGATION OF AUTHORITY. Except as otherwise set forth in this Venture Agreement, the General Partner may appoint, employ, contract or otherwise deal with any person for the transaction of the business of the Partnership, which person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

                  4.10 GENERAL PARTNER, LIMITED PARTNERS OR AFFILIATES DEALING WITH THE PARTNERSHIP.

                  4.10.1 Nothing in this Venture Agreement shall be construed to prevent any Partner or any affiliate thereof from acting as manager for the Resort. The Partners acknowledge that an affiliate of each of Holding and WHG is engaged by the Partnership to act as the Manager. The Partners acknowledge that the General Partner shall not be entitled to payment of any fee for its services as General Partner, but the Partners acknowledge that various fees may be paid to Partners for services rendered by them in their capacities other than as Partners.

                  4.10.2 In addition to services elsewhere set forth in this Venture Agreement, the General Partner or any of its affiliates shall have the right to contract or otherwise deal with the Partnership for the purchase or sale of property or services or for other purposes upon such terms as the General Partner, in its sole discretion, shall determine and the General Partner shall have no duty to disclose such arrangements or such relationships to the Limited Partners.

                  4.11 OTHER BUSINESS ACTIVITIES.

                  4.11.1 The General Partner shall not be obligated to devote its full time to the Partnership, or to devote its financial, personnel or other services or resources exclusively for the benefit or on behalf of the Partnership or to the activities in which the Partnership is participating,



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but shall only be obligated to devote such time, attention and resources to the conduct of the business of the Partnership as it shall deem reasonably necessary for the conduct of such business and the performance of its obligations hereunder, and the General Partner is expressly authorized to exercise its powers and discharge its duties hereunder through its affiliates and employees of such affiliates. Any stockholder, officer, director, employee or affiliate of the General Partner, directly or indirectly, may engage in or possess an interest in other business ventures of every nature and description and in any vicinity whatsoever, including the ownership, operation, management and development of real property or resorts in competition with the Resort, and neither the Partnership, nor any other Partner, shall have any rights in or to such independent ventures or to any profits therefrom. Any of such activities may be undertaken with or without notice to or participation therein by the other Partners. Each Partner and the Partnership hereby waives any right or claim that they may have against any Partner (or any stockholder, officer, director, employee or affiliate of any Partner) now or hereafter conducting such activity with respect to the income or profits therefrom. The Partners acknowledge that affiliates of each of Holding and WHG are engaged in Puerto Rico in the business of owning, operating, managing and developing hotel and casino properties and other properties and that nothing in this Venture Agreement or otherwise shall be construed to limit, prevent or otherwise impair such activities. Holding, WHG and their affiliates have no obligation to offer any opportunity to the Partnership or any Partner or allow the Partnership to invest in any property or business of any Partner or of any of their affiliates. Neither the Partnership nor any Partner shall by virtue of this Venture Agreement have any right, title or interest in or to such permitted independent activities or ventures.



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                  4.11.2 Notwithstanding anything to the contrary contained in this Venture Agreement, at any time that the First Mortgage Loan remains outstanding, the General Partner must be a special purpose entity which is a corporation and its business purpose shall be limited to acting as a General Partner and Limited Partner of the Partnership.

                  4.12 ADDITIONAL FINANCIAL INFORMATION. The Partners acknowledge that because the fiscal year of the Partnership, the Resort and each of the Partners may be different, certain additional financial information and accounting reviews may be necessary in order to provide each Partner with sufficient information to meet its own financial reporting needs and obligations. The Partnership, at its sole cost and expense shall furnish or cause to be furnished to each Partner such additional information as each Partner shall reasonably request. Such additional information may be furnished or provided by the accountants for the Partnership or the accountants for the Partner requesting such information at the Partnership's expense, or a combination of both. The General Partner shall cause the Partnership to furnish such information so that each of the Partner's needs are met in the manner most economical to the Partnership.

                  4.13     SEPARATENESS.

                      4.13.1 The Partnership shall (i) observe all partnership formalities, including the maintenance of current minute books, (ii) maintain its own separate and distinct books of account, bank accounts, and partnership records, (iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Partnership and its assets and liabilities, (iv) pay all its liabilities out of its own funds, (v) in all dealings with the public, identify itself, and conduct its own business, under its own



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name and as a separate and distinct entity, (vi) independently make decisions with respect to its business and daily operations, (vii) maintain an arm's length relationship with its affiliates, (viii) pay the salaries of its own employees, (ix) allocate fairly and reasonably any overhead for shared office space, (x) use separate stationery, invoices and checks, (xi) at all times remain solvent, (xii) file its own tax return and (xiii) maintain adequate capital sufficient to carry out these enumerated covenants and conduct its business as described herein.

                  4.13.2 Except in accordance with the First Mortgage Loan Documents so long as the First Mortgage Loan is outstanding, the Partnership shall not (i) commingle its assets with those of, or pledge its assets for the benefit of, any other person, (ii) assume, guarantee or become obligated, or hold out its credit as being available to satisfy, the debts, liabilities or obligations of any other person, (iii) acquire obligations or securities of, or make loans or advances to, any affiliate or (iv) incur any indebtedness.

         5. LOANS TO THE PARTNERSHIP.

                  5.1 ADDITIONAL LOANS. If at any time the Partnership has insufficient funds to meet any of its obligations other than obligations to any of its Partners, then any Partner directly or through any of its affiliates shall have the right, but not the obligation, to fund such deficiencies by making Additional Loans to the Partnership in the amounts necessary to meet such obligations but only if the reasonable needs of the Partnership's business so require. If all of the Partners or their affiliates desire to make such Additional Loans to the Partnership, each shall have the right to do so in proportion to their respective Residual Partnership Interests or in such other proportion as they shall agree. If less than all of the Partners desire to make such Additional Loans, such Partners



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



desiring to make such Additional Loans shall have the right to make such Additional Loans in proportion to their Residual Partnership Interests or in such other proportion as they shall agree for the full amount needed. Subject to the provisions of the First Mortgage Loan Documents, Additional Loans shall be repaid as agreed upon between the Partner making such loan(s) and the Partnership and shall bear simple interest at the rate per annum equal to the lesser of the prime rate announced in New York City by The Chase Manhattan Bank from time to time as its "Prime Rate" or the maximum lawful rate under applicable law or at such other rate as the Partner making such loan and the Partnership shall agree. All Additional Loans shall be non-recourse to the Partners of the Partnership and shall be subordinate to the First Mortgage Loan but senior to Deficiency Loans and all other distributions to the Partners hereunder and shall be paid only in accordance with Section 5.2 hereof.

                  5.2 REPAYMENT OF LOANS. Subject to appropriate subordination agreements which may be required by the holders of the First Mortgage Loan, the Partnership shall be required to pay interest and principal on Deficiency Loans and Additional Loans solely from Operating Cashflow and Extraordinary Cashflow in the following manner and shall not be required to pay such Deficiency Loans and Additional Loans from any other sources:

                  FIRST: In payment of interest and then principal of all outstanding Additional Loans. Unless other priorities for payment are specifically provide for in connection with any Additional Loan, if Additional Loans have been made by or were assigned to more than one Partner or its affiliate, then such funds shall be applied to such loans in the same proportion as each



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Partner's or other lender's aggregate Additional Loans bear to the total outstanding Additional Loans, first in payment of interest and then principal;

                  SECOND: In payment of interest and then principal of all outstanding Deficiency Loans. Unless other priorities for payments are specifically provided for in connection with any Deficiency Loan, then if Deficiency Loans were made by or were assigned to more than one Partner or its affiliate, then such funds shall be applied to such loans in the same proportion as each Partner's or other lender's aggregate Deficiency Loans bear to the total outstanding Deficiency Loans, first in payment of interest and then principal.

         Operating Cashflow shall be paid in reduction of such loans at least once per year on or before the 120th day following the end of the Fiscal Year. Extraordinary Cashflow shall be paid in reduction of such loans as soon as practical after the receipt of such proceeds.

         6.       CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES.

                  6.1 DEFINITIONS. As used in this Venture Agreement, the following terms shall have the meanings hereinafter set forth:

                  6.1.1 "Net Income" and "Net Loss" shall mean, for each Fiscal Year, the Partnership's taxable income or loss for such Fiscal Year as determined under Code Section 703(a) and Treas. Reg. ss. 1.703-1, but with the following adjustments:

                         6.1.1.1 Net Income and Net Loss shall be adjusted to
treat items of tax-exempt income described in Code Section 705(a)(1)(B) as items of gross income, and to treat as deductible items all nondeductible, noncapital expenditures (other than expenses in respect of which an election is made under Code Section 709) described in Code Section 705(a)(2)(B), including any



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



items treated under Treas. Reg. ss. 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B).
                         6.1.1.2 Items of Depreciation, Gain from a
Capital Transaction and Net Loss from a Capital Transaction shall be excluded from the computation of Net Income or Net Loss.

                  6.1.2 "Gain from a Capital Transaction" and "Net Loss from a Capital Transaction" shall mean, for each Fiscal Year, the gain and loss, respectively, realized by the Partnership from a Capital Transaction.

              6.2      DEFINITION OF CAPITAL ACCOUNTS.

                  6.2.1 Capital Accounts. The Partnership shall establish and maintain "Capital Accounts" for each Partner throughout the full term of the Partnership in accordance with Treas. Reg. ss. 1.704-1(b)(2)(iv), as such regulation may be amended from time to time. To the extent not inconsistent with such rules, the following provisions shall apply:

                  The Capital Account of each Partner shall be credited with (i) each Partner's Capital Contribution and Supplemental Capital Contribution and
(ii) such Partner's share of Net Income and Gain from a Capital Transaction (or items thereof). The Capital Account of each Partner shall be debited by (i) the amount of distributions made to such Partner (other than distributions in repayment of debt, as payment of interest or as fees (including the Incentive Management Fee) or reimbursement of expenses) and (ii) such Partner's share of Net Loss, Net Loss from a Capital Transaction and Depreciation (or items thereof) including expenditures which can neither be capitalized nor deducted for tax purposes.



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                  6.2.2 "Target Capital Account" shall mean for any Partner the
Capital Account of such Partner as of the most recently completed Fiscal Year which would equal the hypothetical distribution that any such Partner would receive if the Partnership sold all of its assets (including cash) for cash equal to the tax basis of such assets as of the end of such Fiscal Year (or book value if an adjustment has been made pursuant to Treas. Reg. ss.1.704-1(b)(2)(iv)(g)) and all liabilities allocable to those assets were due and satisfied according to their terms (limited with respect to each nonrecourse liability to the book basis of the assets securing that liability (or book value if an adjustment has been made pursuant to Treas. Reg. ss.1.704-1(b)(2)(iv)(g)) and all net assets of the Partnership (including the proceeds from the disposition) were distributed pursuant to Section 7.2 hereof as of the last day of such Fiscal Year reduced by each Partner's share of Partnership Minimum Gain and Partner Minimum Gain immediately prior to the hypothetical sale and such Partner's share of Distributable Cash which if taken into account hereunder shall not be taken into account when distributed.

                  6.3 ALLOCATIONS OF INCOME AND LOSS. Income and loss of the Partnership shall be allocated and charged to the Capital Accounts of the Partners in accordance with the provisions of the Appendix attached hereto, all the terms of which are incorporated herein by reference.

                  6.4 SPECIAL PARTNERSHIP ELECTION. The Partnership and each of its Partners shall prepare, execute and file appropriate documents and returns with the taxing authorities or otherwise in a manner so as to reduce, minimize or eliminate Puerto Rican income taxes payable including, without limitation, the election by the Partnership to be treated for Puerto Rican income tax purposes as a special partnership.



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         7.       PARTNERSHIP DISTRIBUTIONS.

                  7.1 DISTRIBUTABLE CASH FROM OPERATIONS. Subject to the restrictions, if any, contained in the First Mortgage Loan Documents so long as the First Mortgage Loan remains outstanding, Distributable Cash shall be distributed at least once per year on or before the 120th day following the end of the Fiscal Year and shall be distributed and applied in the following order of priority:

                     7.1.1 Payment of the Preferred Return in respect of the General Residual Partnership Interest and the Class A Residual Partnership Interest for such Fiscal Year to the extent not previously paid from Distributable Cash from a Capital Transaction. If the Distributable Cash is insufficient to pay such Preferred Return in full, then the Distributable Cash shall be paid in respect of each such Partner's General Residual Partnership Interest and Class A Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital as a General Partner and/or Class A Limited Partner bears to the aggregate Unrecovered Capital of the General Partner and Class A Limited Partners and the amount of any Preferred Return unpaid shall become Deferred Preferred Return.

                     7.1.2 Payment of any Deferred Preferred Return to the General Partner and the Class A Limited Partners in respect of the General Residual Partnership Interest and the Class A Residual Partnership Interest. If such Distributable Cash is insufficient to pay such Deferred Preferred Return in full, then such Distributable Cash shall be paid in respect of each such Partner's General Residual Partnership Interest and Class A Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital as a General Partner and/or Class A Limited Partner bears to the



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aggregate Unrecovered Capital of the General Partner and Class A Limited
Partners and shall be applied first to the interest portion of such Deferred Preferred Return and then to the oldest Preferred Return portions.

                  7.1.3 Payment of the Preferred Return to the Class B Limited Partners for such Fiscal Year to the extent not previously paid from Distributable Cash from a Capital Transaction. If such Distributable Cash is insufficient to pay such Preferred Return in full, then such Distributable Cash shall be paid in respect of each such Partner's Class B Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital bears to the aggregate Unrecovered Capital of the Class B Limited Partners and the amount of any Preferred Return unpaid shall become Deferred Preferred Return.

                  7.1.4 Payment of any Deferred Preferred Return to the Class B Limited Partners in respect of the Class B Residual Partnership Interest. If such Distributable Cash is insufficient to pay such Deferred Preferred Return in full, then such Distributable Cash shall be paid in respect of each such Partner's Class B Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital bears to the aggregate Unrecovered Capital of the Class B Limited Partners and shall be applied first to the interest portion of such Deferred Preferred Return and then to the oldest Preferred Return portions.

                  7.1.5 Payments of Supplemental Preferred Returns to the Partners in accordance with their Unrecovered Supplement Contributions to the extent not previously paid from Distributable Cash from a Capital Transaction. If the Distributable Cash is insufficient to pay such Supplemental Preferred Returns in full, then the Distributable Cash shall be paid to each such Partner



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in the same ratio as such Partner's Unrecovered Supplemental Contributions bear to the aggregate Unrecovered Supplemental Contributions of all Partners and the amount of any Supplemental Preferred Return unpaid shall become Supplemental Deferred Preferred Return.

                  7.1.6 Payment of the Supplemental Deferred Preferred Return to all Partners. If such Distributable Cash is insufficient to pay such Supplemental Deferred Preferred Return in full, then such Distributable Cash shall be paid to each Partner in the same ratio as such Partner's Unrecovered Supplemental Contributions bear to the aggregate Unrecovered Supplemental Contributions of all Partners and shall be applied first to the interest portion of such Supplemental Deferred Preferred Return and then to the oldest Supplemental Preferred Return portions.

                  7.1.7 Payment of the Incentive Management Fee.

                  7.1.8 Any balance remaining shall be paid to the Partners in accordance with their Residual Partnership Interests.

               7.2 DISTRIBUTABLE CASH FROM A CAPITAL TRANSACTION. Except as otherwise provided in the First Mortgage Loan Documents, as soon as practical after the receipt of the proceeds from a Capital Transaction, the Partnership shall distribute and apply the Distributable Cash from a Capital Transaction in the following order of priority:

                  7.2.1 Payment of the Preferred Return to the General Partner and the Class A Limited Partners for the current Fiscal Year in respect of the General Residual Partnership Interest and the Class A Residual Partnership Interest. If the Distributable Cash from a Capital Transaction is insufficient to pay such Preferred Return in full, then the Distributable Cash from a Capital Transaction shall be paid in respect of each such Partner's General Residual Partnership



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



Interest and Class A Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital as a General Partner and/or Class A Limited Partner bears to the aggregate Unrecovered Capital of the General Partner and Class A Limited Partners.

                  7.2.2 Payment of any Deferred Preferred Return to the General Partner and the Class A Limited Partners in respect of the General Residual Partnership Interest and the Class A Residual Partnership Interest. If such Distributable Cash from a Capital Transaction is insufficient to pay such Deferred Preferred Return in full, then such Distributable Cash from a Capital Transaction shall be paid in respect of each such Partner's General Residual Partnership Interest and Class A Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital in respect of the General Residual Partnership Interest and the Class A Residual Partnership Interest bears to the aggregate Unrecovered Capital of the General Partner and Class A Limited Partners and shall be applied first to the interest portion of such Deferred Preferred Return and then to the oldest Preferred Return portions.

                  7.2.3 Payment of the Preferred Return to the Class B Limited Partners for the current Fiscal Year in respect of the Class B Residual Partnership Interest. If such Distributable Cash from a Capital Transaction is insufficient to pay such Preferred Return in full, then such Distributable Cash from a Capital Transaction shall be paid in respect of each such Partner's Class B Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital bears to the aggregate Unrecovered Capital of the Class B Limited Partners.

                  7.2.4 Payment of any Deferred Preferred Return to the Class B Limited Partners in respect of the Class B Residual Partnership Interest. If such Distributable Cash from a



                                       30



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Capital Transaction is insufficient to pay such Deferred Preferred Return in full, then such Distributable Cash from a Capital Transaction shall be paid in respect of each such Partner's Class B Residual Partnership Interest in the same ratio as such Partner's Unrecovered Capital bears to the aggregate Unrecovered Capital of the Class B Limited Partners and shall be applied first to the interest portion of such Deferred Preferred Return and then to the oldest Preferred Return portions.

                  7.2.5 Payments of Supplemental Preferred Returns to the Partners for the current Fiscal Year in accordance with their Unrecovered Supplemental Contributions. If the Distributable Cash from a Capital Transaction is insufficient to pay such Supplemental Preferred Returns in full, then the Distributable Cash from a Capital Transaction shall be paid to each such Partner in the same ratio as such Partner's Unrecovered Supplemental Contributions bear to the aggregate Unrecovered Supplemental Contributions of all Partners.

                  7.2.6 Payment of the Supplemental Deferred Preferred Return to all Partners. If such Distributable Cash from a Capital Transaction is insufficient to pay such Supplemental Deferred Preferred Return in full, then such Distributable Cash from a Capital Transaction shall be paid to each Partner in the same ratio as such Partner's Unrecovered Supplemental Contributions bear to the aggregate Unrecovered Supplemental Contributions of all Partners and shall be applied first to the interest portion of such Supplemental Deferred Preferred Return and then to the oldest Supplemental Preferred Return portion.

                  7.2.7 Payment of the Incentive Management Fee.

                  7.2.8 To the Partners as return of their respective Supplemental Contributions in an amount equal to their respective Unrecovered Supplemental Contributions. If



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the remaining Distributable Cash from a Capital Transaction is less than the Partners' Unrecovered Supplemental Contributions, then the remaining Distributable Cash from a Capital Transaction shall be paid to each Partner in the same proportion as each Partner's Unrecovered Supplemental Contribution bears to the aggregate Unrecovered Supplemental Contributions of all Partners.

                  7.2.9 To the Partners as return of their respective Capital Contributions in an amount equal to their respective Unrecovered Capital. If the remaining Distributable Cash from a Capital Transaction is less than the Partners' Unrecovered Capital, then the remaining Distributable Cash from a Capital Transaction shall be paid to each Partner in the same proportion as each Partner's Unrecovered Capital bears to the aggregate Unrecovered Capital of all Partners.

                  7.2.10 Any balance remaining shall be paid to the Partners in accordance with their respective Residual Partnership Interests.

               7.3 OTHER DISTRIBUTIONS. Notwithstanding anything to the contrary contained in this Venture Agreement, the General Partner may make distributions to the Partners of Distributable Cash, Operating Cashflow or any other available cash at any time as the General Partner deems appropriate, provided such distributions are not prohibited by the First Mortgage Loan Documents so long as the First Mortgage Loan remains outstanding.

             8. TRANSFERABILITY OF PARTNERS' INTERESTS.

                8.1 NO TRANSFER.

                  8.1.1 Except as otherwise set forth in this Section 8, no Partner may sell, assign, transfer, pledge, encumber, hypothecate, mortgage, exchange or otherwise transfer or dispose of all or any part of its Interest, without the written consent of the General Partner. Any such



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attempted sale, assignment, transfer, pledge, encumbrance, hypothecation, mortgage, exchange or other transfer or disposition by a Partner without such consent shall be null and void. No sale, assignment, transfer or other alienation permitted by this Venture Agreement shall constitute or result in a termination of the Partnership unless otherwise expressly provided for herein. For purposes of this Section 8.1, a sale or transfer of all or any portion of the beneficial ownership of the General Partner shall be deemed a transfer of the General Residual Partnership Interest.

                  8.1.2 Notwithstanding anything contained in this Section 8, no Partner shall sell or offer for sale or solicit offers to purchase or effect any transfer of any Interest in the Partnership whether or not otherwise permitted under this Section 8 to any person

                  8.1.2.1 in such a manner as to require the registration or qualification of such Interest under the Securities Act of 1933, as amended, or under any applicable state, local or foreign securities laws;

                  8.1.2.2 if such sale or transfer would result in or create a prohibited transaction under, or cause the Partnership to become a "party in interest" as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or otherwise result in the holder of an Interest in the Partnership or the assets of the Partnership being subject to the provisions of ERISA;

                  8.1.2.3 if any part of the funds to be used in such purchase or transfer to acquire an Interest in the Partnership constitutes assets of an employee benefit plan within the meaning of Section 3(3) of ERISA or any trust created under any such plan, or assets of a plan as defined in Section 4975(e)(i) of the Code, or any trust created under any such plan;

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



                  8.1.2.4 if such sale or transfer would constitute or result in a termination of the Partnership under Section 708 (or any successor provision) of the Code;

                  8.1.2.5 if such sale or transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes or the Interest of each Partner to cease to be treated as a partnership interest for federal income tax purposes;

                  8.1.2.6 if such sale or transfer would constitute a default under or cause the acceleration of the First Mortgage Loan;

                  8.1.2.7 if the Puerto Rico Gaming Authorities require such person to be qualified or approved and such person has not been so qualified or approved prior to becoming a Partner; or

                  8.1.2.8 if such sale or transfer would adversely affect any tax exemptions granted to the Partnership by the Commonwealth of Puerto Rico.

                  In connection with any sale or transfer, the General Partner may request counsel to the Partnership to render its opinion to the Partnership as to whether such sale or transfer would cause a termination of the Partnership for federal income tax purposes. No offer, sale, transfer, hypothecation or pledge of any Interest may be made unless the Partnership shall have received an opinion of counsel satisfactory to the General Partner that such proposed transaction is exempt from registration under the federal securities laws and any applicable state or local securities laws.

             8.2 PERMITTED SALES OF LIMITED PARTNERS' INTERESTS.

                  8.2.1 Any Limited Partner may sell, assign or transfer all or any portion of its limited partnership Interest to any other Partner or to any affiliate of any Partner, provided that

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



in the case of an affiliate, such affiliate is admitted to the Partnership as a Class A Limited Partner or Class B Limited Partner, as the case may be, as hereinafter provided.

                  8.2.2 Any Limited Partner (the "Selling Partner") desiring to sell or otherwise dispose of all or any part of its Interest as a Limited Partner (whether a Class A Residual Partnership Interest and/or a Class B Residual Partnership Interest) to an unaffiliated third party shall first offer (the "Offer") in writing to sell such Interest or part thereof to the General Partner. Such Offer shall set forth the price (the "Offering Price") and the terms at which the Selling Partner desires to sell such Interest including copies of any third party offer received by such Selling Partner. The General Partner shall have the right, but not the obligation, to accept such Offer by written notice of acceptance within 30 days from its receipt of the Offer. If the Offer is not accepted in full by the General Partner then the Selling Partner shall be free for a period of 180 days thereafter to enter into a binding contract with an unaffiliated third party for the sale of such Interest for a price not less than 95% of the Offering Price and otherwise on such material terms and conditions as are not more favorable to the purchaser than those contained in the Offer; provided, however, that if the sale of such Interest is not consummated within 60 days after the entry into such contract, the Selling Partner's Interest in the Partnership shall again be subject to the restrictions of this Section 8.2

                  8.2.3 Upon the consummation of any sale or transfer permitted under this Section 8.2, the purchaser or transferee of such Interest shall be admitted as a Class A Limited Partner or Class B Limited Partner, as the case may be.

               8.3 PERMITTED SECURITY INTERESTS. Each Partner shall have the right to grant a security interest in all or any part of its Interests in the Partnership both as a General Partner and as

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



a Limited Partner, to secure payment of that certain promissory note dated the date hereof in the aggregate principal amount of $15,000,000 made by Conquistador Holding, Inc. and payable to the Government Development Bank for Puerto Rico.

               8.4      WITHDRAWAL OR TRANSFER BY THE GENERAL PARTNER.

                  8.4.1 The General Partner shall be entitled to withdraw from the Partnership only in connection with a transfer of its General Residual Partnership Interest otherwise permitted under this Venture Agreement.

                  8.4.2 If the General Partner desires to sell or otherwise dispose of all of its General Residual Partnership Interest to an unaffiliated third party at any time after repayment in full of the First Mortgage Loan or as otherwise permitted by the First Mortgage Loan Documents, the General Partner shall first Offer in writing to sell such Interest to the Limited Partners, other than itself, and such Limited Partners shall have the right to accept such Offer in proportion to their respective Residual Partnership Interests, by written notice of acceptance within 30 days from their receipt of such Offer. If the Offer is not accepted in full by such Limited Partners, the General Partner shall Offer the General Residual Partnership Interest not so accepted to the Limited Partners who shall have accepted the Offer and such Limited Partners shall have the right, but not the obligation, to accept such additional Offer in proportion to their respective Residual Partnership Interests, by written notice given within 15 days of their receipt of such additional Offer. The Limited Partners entitled to receive an Offer from the General Partner shall have the right to accept the Offers in such other proportion as they shall agree. If the Offers are not accepted by the Limited Partners with respect to the entire General Residual Partnership Interest, then the General Partner

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



shall be free for a period of 180 days thereafter to enter into a binding contract with an unaffiliated third party for the sale of such Interest for a price not less than 95% of the Offering Price for such Interest and otherwise on such material terms and conditions as are not more favorable to the purchaser then those contained in the Offer; provided, however, that if the sale of such Interest is not consummated within 60 days after entry into such contract, the General Residual Partnership Interest shall again be subject to the restrictions of this Section 8.4.

                  8.4.3 Upon the consummation of any sale or transfer permitted under this Section 8.4, the purchaser or transferee of the General Residual Partnership Interest shall be admitted as the General Partner.

             8.5 EFFECT OF BANKRUPTCY, DISSOLUTION, DEATH OR INCOMPETENCE
OF A LIMITED PARTNER. The Bankruptcy, dissolution or death of a Limited Partner or an adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity), shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue. In the event of the Bankruptcy, dissolution or death of a Limited Partner, the trustee, receiver, executor, administrator or trustee of its estate, or if he is adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate or property and such power as the Bankrupt, dissolved, deceased or incompetent Limited Partner possessed to assign all or any part of its Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Limited Partner. The estate of a dissolved, deceased or incompetent Limited Partner shall not be relieved of any

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



liabilities or obligations of the dissolved, deceased or incompetent Limited Partner to the Partnership under this Venture Agreement.

             8.6      RIGHT TO CONTINUE

             If, at any time, the General Partner should withdraw in its capacity as General Partner (by reason of Bankruptcy, dissolution, or otherwise), the Limited Partners shall have the right, but not the obligation, to continue the business and operation of the Partnership and to appoint a replacement to serve as General Partner, which appointment shall be made within 90 days of the withdrawal of the General Partner and shall be effective as of the date of such withdrawal. Such right to continue shall be exercised by an agreement in writing signed by all the Limited Partners.

              8.7 EFFECT OF TRANSFER. A Partner selling, transferring or assigning all or any portion of its Interest hereunder shall pay all taxes and fees incurred by the Partnership or any other Partner as a result of any transfer of all or any portion of such Partner's Interest in the Partnership. Any purchaser, transferee or assignee of a Partner's Interest shall be bound by all of the terms and conditions of this Venture Agreement, including this
Section 8 with the same force and effect as if such transferee had been a signatory and an original party to this Venture Agreement in the place and stead of its transferor. No sale, transfer or assignment shall be effective and no purchaser, transferee or assignee of any Interest shall be admitted to the Partnership unless and until such purchaser, transferee or assignee shall have accepted and agreed to be bound by the terms and conditions of this Venture Agreement and expressly assumed all obligations of the transferor with respect to such Interest, except those obligations which are enforceable against the transferor only by foreclosure of a lien or encumbrance on the Resort or the other property or assets of the Partnership by executing

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



a counterpart hereof and other appropriate instruments and shall have delivered such executed counterparts and instruments to the General Partner.

         9.       RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS.

                  9.1 MANAGEMENT OF THE PARTNERSHIP. No Limited Partner as such shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner as such shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership.

                  9.2 LIMITATION ON LIABILITY OF LIMITED PARTNERS. The liability of each Limited Partner shall be limited to its obligations, if any, to make Capital Contributions and Supplemental Contributions. No Limited Partner as such shall have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall any Limited Partner as such be personally liable for any obligations of the Partnership except as otherwise provided by law. No Limited Partner as such shall be obligated to make loans to the Partnership.

                  9.3 LIABILITY TO LIMITED PARTNERS. Neither the General Partner nor any of its stockholders, officers, directors, employees or affiliates shall have any fiduciary obligations to the Limited Partners as provided by the Act or the law of the State of Delaware or any other jurisdiction absent gross negligence or willful misconduct on the part of the General Partner or such stockholder, officer, director, employee or affiliate. The Limited Partners shall look solely to the assets of the Partnership for any liability owed to them including any return of their Capital Contributions and

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



Supplemental Contributions, if any, and shall not look to the General Partner to satisfy any such liabilities.

                  9.4 POWER OF ATTORNEY. Each Limited Partner hereby makes, constitutes and appoints the General Partner its true and lawful attorney for itself and in its name, place and stead to make, execute, sign, acknowledge, file for recording at the appropriate public offices, and publish such documents as may be necessary to carry out the provisions of this Venture Agreement, including (i) this Venture Agreement and amendments to this Venture Agreement and (ii) certificates or instruments which may be required by law or are necessary to the conduct of the Partnership's business. Each Limited Partner shall execute and deliver to the General Partner within five (5) days after receipt of the General Partner's written request therefor, such other and further powers of attorney and instruments as the General Partner deems necessary to carry out the purpose of this Section 9.4. The foregoing grant of authority is hereby declared to be irrevocable and a power coupled with an interest and shall not be affected by the Bankruptcy, death or disability of any Limited Partner and the assignment by any Limited Partner of its Interest; provided that in the event of an assignment of its entire Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the assignee is admitted to the Partnership as a Limited Partner and all required documents and instruments have been duly executed, filed and recorded to effect such substitution. In the event of any conflict or inconsistency between the provisions of this Venture Agreement and any document executed, signed or acknowledged by the General Partner or filed for recording or published pursuant to the power of attorney granted in this Section, this Venture Agreement shall govern.

         10.      APPROVALS.

                  10.1 PUERTO RICO GAMING AUTHORITY APPROVAL. The General Partner shall use its best efforts to obtain and thereafter maintain all consents, approvals and authorizations which must be obtained and maintained by it in order to consummate the transactions contemplated hereby and operate the Resort as a first class luxury resort, including, without limitation, all consents, approvals and authorizations from the Treasury of the Commonwealth of Puerto Rico and any other governmental body or agency having authority over licensing of gambling in the Commonwealth of Puerto Rico and any tax exemption granted to the Partnership by the Commonwealth of Puerto Rico.

         11.      PARTNERSHIP OBLIGATIONS.

                  11.1 NATURE OF OBLIGATIONS. All obligations of and expenses and losses incurred by the Partnership or the General Partner on behalf of the Partnership, and all payments made by the General Partner in connection with the Partnership and the Resort, including any liability for damages arising out of claims or actions against the General Partner on account of the ownership or operation of the Resort, shall be obligations of the Partnership and shall be satisfied out of the assets of the Partnership. Any indebtedness of the Partnership, including any loans contemplated by this Venture Agreement, which are secured by a mortgage, security interest or other lien or encumbrance on the Resort or the interests of the Partners in the Partnership, its assets, profits and distributions and any mortgages, security interests or other liens or encumbrances executed or granted in connection therewith, shall expressly provide (unless the General Partner shall otherwise agree in writing) that the obligee shall look solely to its security interest in the Resort or the interests of the

Partners in the Partnership, its assets, profits and distributions for the payment of any and all amounts due under the term of such instruments and that the Partners shall have absolutely no personal liability for the payment of such indebtedness or for any deficiency judgment resulting from the foreclosure of such mortgage, security interest or liens.

                  11.2     INDEMNITIES.

                  11.2.1 The Partnership shall defend, indemnify and hold harmless the General Partner and its stockholders, officers, directors, employees and affiliates from and against all claims, demands, actions, suits, proceedings, losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys fees and disbursements (collectively, "Losses")) arising from any act taken on behalf of or reasonably believed by the General Partner, its stockholders, officers, directors, employees or affiliates to be taken on behalf of the Partnership other than willful misconduct or gross negligence.

                  11.2.2 The General Partner shall defend, indemnify and hold the Partnership harmless against and from all Losses which shall or may arise by reason of anything done or omitted to be done by the General Partner (through or by its agents, employees or other representatives) constituting gross negligence or willful misconduct.

                  11.2.3 The General Partner shall defend, indemnify and hold the Partnership harmless against and from all Losses which shall or may be asserted by a transferee of all or any portion of the General Partner's Interest as a Limited Partner.

                  11.2.4 For purposes of this Section, the party entitled to indemnification shall be known as the "Injured Party" and the party required to indemnify shall be known as the "Other

Party." In the event that the Other Party shall be obligated to the Injured Party pursuant to this Section 11.2 or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Other Party may become obligated to the Injured Party hereunder, the Injured Party shall give prompt written notice to the Other Party of the occurrence of such event. The Other Party shall have the right to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Other Party's own cost and expense by counsel of its own choice reasonably satisfactory to the Injured Party. The Injured Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Other Party fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Injured Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Other Party, including, without limitation, reasonable attorneys fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof. In the event the Injured Party elects at any time not to seek or continue to rely upon indemnification from the Other Party with respect to any Loss, it shall have the right to pay, defend, contest or otherwise protect against the same at its sole cost and expense and the Other Party shall have no liability to the Injured Party in respect of such Loss and no right to defend or participate in the defense of such Loss. Anything to the contrary herein notwithstanding, prior to finally settling any such suit, action, investigation, claim or proceeding, the Other Party shall give the Injured Party notice of its intention to settle the same and the terms of such proposed settlement. If the Injured Party shall object to such proposed settlement within 10 days after its receipt of such notice, then the Injured Party shall thereafter, at its sole expense, assume the control and defense of such suit, action, investigation, claim or proceeding. In such event, the Other Party shall not be relieved from its obligations hereunder but such obligations shall be limited with respect to the amount of such suit, action, investigation, claim or proceeding in the sense that its liability may not be greater than the amount for which the same could have been settled as proposed by the Other Party and will not be greater than the amount for which such suit, action, investigation, claim or proceeding is ultimately resolved. If the Injured Party does not object to the terms of the proposed settlement within the aforesaid 10 day period, then the Other Party shall have the right to consummate such proposed settlement upon the terms set forth in the aforesaid notice. Failure to give the Other Party timely notice of any suit, action, investigation, claim or proceeding shall in no way relieve such party from its obligation to indemnify the Injured Party except to the extent of Losses actually caused to the Other Party by reason of such failure.

                  11.2.5 Any indemnification of the General Partner by the Partnership shall be fully subordinate to any and all obligations imposed by the First Mortgage Loan Documents and such indemnification shall not constitute a claim against the Partnership in the event that the cashflow of the Partnership is insufficient to pay the obligations under the First Mortgage Loan Documents.

         12.      TERMINATION AND LIQUIDATION.

                  12.1 TERMINATION. The Partnership shall terminate upon the occurrence of any one of the following events:



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



                  12.1.1 The end of its term as provided in Section 2.4 hereof.

                  12.1.2 The sale or abandonment of all or substantially all of the Resort.

                  12.1.3 Bankruptcy of the General Partner, subject to Section
8.6 hereof.


                  12.1.4 The agreement among all the Partners to cause such termination.

               12.2 WINDING UP. Upon termination of the Partnership for any reason, the Partnership shall continue its business solely for the purpose of winding up its affairs and shall be liquidated as rapidly as business judgment permits. All decisions with respect to disposition of Partnership assets, collection or compromise of any amounts receivable and payment or compromise of any amounts payable by the Partnership shall be made only by the General Partner, unless the General Partner is in Bankruptcy. The assets of the Partnership or proceeds thereof shall be applied for the following purposes in the following order:

                  12.2.1 Payment or provision for payment of all just debts and obligations of the Partnership to creditors (other than Deficiency Loans, Additional Loans, Preferred Returns, Deferred Preferred Returns and Incentive Management Fees) and for the expenses of winding up the affairs of the Partnership.

                  12.2.2 Payment of interest and then principal on the Deficiency Loans and Additional Loans in the order of priority and in such proportions as set forth in Section 5.2 hereof.

                  12.2.3 Payment of Distributable Cash in accordance with
Section 7.1 hereof with respect to any Fiscal Year for which such distributions had not been made.

                  12.2.4 In accordance with the order of priority of the distribution of Distributable Cash from a Capital Transaction as provided in
Section 7.2 hereof.

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



             12.3     DISSOLUTION.

                  12.3.1 Notwithstanding anything in this Section 12 to the contrary, so long as the First Mortgage Loan Documents shall be in effect, the Partnership shall only be dissolved in accordance with the terms of the First Mortgage Loan Documents.

                  12.3.2 Upon dissolution of the Partnership, or other Event of Default as defined in the First Mortgage Loan Documents, the beneficiary or is successors or assigns under the Deed of Trust between AFICA and Banco Santander Puerto Rico, as trustee, dated as of the date hereof shall have the independent ability, subject to the provisions of the First Mortgage Loan Documents, to (i) retain the collateral securing the obligations under the First Mortgage Loan Documents (the "Collateral") and (ii) continue to pay the scheduled debt service under the First Mortgage Loan Documents or liquidate the Collateral in the event that the proceeds from the sale of the Collateral would be insufficient to repay the obligations under the First Mortgage Loan Documents.

         13.      MISCELLANEOUS.

                  13.1 FURTHER ASSURANCES. Each Partner hereby agrees to execute and deliver all such other and additional certificates, instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Venture Agreement and carry on the business contemplated herein.

                  13.2 EXPENSES. All costs, expenses and fees incurred by the General Partner in connection with the operation of the business of the Partnership and the preparation, negotiation and

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



execution of this Venture Agreement shall be paid for and borne by the Partnership and the General Partner shall be entitled to be reimbursed for any of such amounts paid directly by it.

                  13.3 NOTICES. All notices, requests, statements, offers, acceptances or other writings required or permitted to be given or furnished hereunder to any Partner shall be deemed sufficiently given or furnished if in writing and delivered personally to such Partner, transmitted by confirmed fax, deposited in the United States mail, in a sealed envelope, certified, with postage prepaid, or sent by responsible overnight delivery service addressed to such Partner, at its address as set forth in Sections 3.1 and 3.2 hereof or at such other address as such Partner shall have previously designated by written notice to the other Partners and shall be effective when personally delivered or transmitted, five (5) business days after mailing or the next business day after delivery to a responsible overnight delivery service.

                  13.4 EQUITABLE REMEDIES. In the event of a breach or threatened breach of this Venture Agreement by any Partner and the remedy at law in favor of the other Partners will be inadequate, such other Partners, in addition to all other rights which may be available, shall accordingly have the right of specific performance in the event of any breach, or injunction in the event of any threatened breach, of this Venture Agreement by any Partner.

                  13.5 REMEDIES CUMULATIVE. Except as otherwise provided herein, each right, power and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein, or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the existence or the forbearance of exercise by any party of any one

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



or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.
                  13.6 CAPTIONS; PARTIAL INVALIDITY. The captions and section numbers appearing in this Venture Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections of this Venture Agreement nor in any way affect this Venture Agreement. If any term, covenant or condition of this Venture Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Venture Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Venture Agreement shall be valid and be enforced to the fullest extent permitted by law.

                  13.7 ENTIRE AGREEMENT. This Venture Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes the Prior Venture Agreement. This Venture Agreement cannot be changed, modified or discharged orally but only by an agreement in writing executed by the appropriate Partners as otherwise provided herein. This Venture Agreement shall be amended as may be necessary to reflect the subsequent addition, substitution or deletion of any Partner.

                  13.8 APPLICABLE LAW. This Venture Agreement shall be interpreted and construed under and governed by the Act and the laws of the State of Delaware applicable to agreements executed and performed entirely within that State.

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



                  13.9 COUNTERPARTS. This Venture Agreement may be executed in several original counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute but one and the same agreement.

                  13.10 SUCCESSORS. All of the provisions of this Venture Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Partners hereto. Any Partner who makes a transfer or assignment of all of its Interest permitted by the terms of this Venture Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such transfer or assignment. References in this Venture Agreement to one or more of the parties hereto, or to a "Partner" or the "Partners" shall, in the case of a transfer or assignment of any such Partner's Interest which is permitted by this Venture Agreement, be deemed to be, or to include, as the case may be, a reference to such permitted assignee or transferee and shall not be deemed to include a reference to the Partner who has transferred or assigned such Interest.

                  13.11 CONFIDENTIALITY. Each Partner agrees not to issue any press release or make any public announcement or public statement regarding this Venture Agreement without the consent of the General Partner, except as may be required by law.

                  IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first written.

                                                     WHG EL CON CORP.


                                                     By:
                                                        ---------------------
                                                          Name:
                                                          Title:

                                                CONQUISTADOR HOLDING (SPE), INC.


                                                By:____________________________
                                                    Name:
                                                    Title:

State of Texas    )
                  :        ss.:
County of Dallas  )


                  On _______________, 1999, before me personally came ___________________, to me known and known to me to be ______________ of WHG El
Con Corp., the corporation described in and who executed the foregoing instrument, and he acknowledged to me that he executed the same by order of the Board of Directors.

                                                       ________________________
                                                            Notary Public

State of Texas    )
                  :        ss.:
County of Dallas  )


                  On ________________, 1999, before me personally came ________________ to me known and known to me to be ______________ of
Conquistador Holding (SPE), Inc., the corporation described in and who executed the foregoing instrument, and he acknowledged to me that he executed the same by order of the Board of Directors.

                                                       ________________________
                                                             Notary Public

                                    APPENDIX


         The following constitutes an Appendix to the EL CONQUISTADOR PARTNERSHIP L.P., S.E. AMENDED AND RESTATED VENTURE AGREEMENT, dated ____________, 1999 and shall be deemed a part thereof as if fully set forth therein. All capitalized terms used herein shall have the same meaning ascribed to such terms in the Venture Agreement except as otherwise defined herein.

         The allocations to the Capital Account of each Partner for federal income tax purposes of Net Income, Gain from a Capital Transaction, Net Loss, Net Loss from a Capital Transaction and Depreciation or, where required, the allocation of items or elements of any of the foregoing, and the allocation of gross income, if required, shall be made in accordance with this Appendix. The Partners wish to have the allocations made in accordance with Article I of this Appendix but recognize that under certain circumstances such allocations may diverge from allocations that may be required to be made for tax purposes.
Article II of this Appendix sets forth certain targets which must be met by the allocations in Article I. To the extent that there is divergence between the results of allocations under Article I and Article II, Article I is subject to
Article II. Article II prescribes the order in which the allocations in Article I are to be adjusted if such adjustments are required to bring the Article I allocations into conformity with the results mandated by Article II. Article III sets forth certain provisions required by the Regulations and both Article I and
Article II are subject to Article III.

I. ALLOCATIONS OF NET INCOME, NET LOSS, GAIN OR NET LOSS FROM A CAPITAL TRANSACTION AND DEPRECIATION

                  1. NET INCOME: For each Fiscal Year with respect to which the operations of the Partnership have produced Net Income, 65% of such Net Income shall be allocated and credited to the Capital Accounts of the Class A Limited Partners and the General Partner in proportion to their respective Class A Residual Partnership Interests and the General Residual Partnership Interest in such capacities and 35% of such Net Income shall be allocated and credited to the Capital Accounts of the Class B Limited Partners in proportion to their respective Class B Residual Partnership Interests in such capacities (the foregoing allocation being referred to as the "65-35 ratio") provided that an amount of Net Income up to the amount of the Preferred Return for such fiscal year shall first be allocated and credited 70% to the Capital Accounts of the Class A Limited Partners and the General Partner in proportion to their Contribution Ratios and 30% to the Capital Account of the Class B Limited Partners in proportion to their respective Contribution Ratios, and further provided that allocations in the 65-35 ratio shall only exceed the amount of Distributable Cash to be distributed in such ratio to the extent the Capital Account of each of the Partners after giving effect to distributions of such Net Income for the Fiscal Year in the 65-35 ratio would exceed its Unrecovered Capital plus such Partner's Deferred Preferred Return.

                  2. NET LOSS: For each year of the Partnership with respect to which the operations of the Partnership have produced a Net Loss such Net Loss shall be allocated and charged to the Capital Accounts of the Partners in the following manner:

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                  FIRST: 65% to the General Partner and the Class A Limited
Partners in proportion to their respective General Residual Partnership Interest and Class A Residual Partnership Interests and 35% to the Class B Limited Partners in proportion to their respective Class B Residual Partnership Interests to the extent of the respective allocations to them of the excess of
(X) prior allocations of Net Income made in the 65-35 ratio plus current and prior allocations of Gain from a Capital Transaction made in the 65-35 ratio over the sum of (Y) distributions of Operating Cashflow and Extraordinary Cashflow made in the 65-35 ratio and prior allocations made in the 65- 35 ratio of (i) Net Loss, (ii) Net Loss from a Capital Transaction and (iii) Depreciation;

                  SECOND: 70% to the General Partner and the Class A Limited Partners in proportion to their respective Contribution Ratios and 30% to the Class B Limited Partners in proportion to their respective Contribution Ratios until the Capital Account of any Partner has been reduced to zero;

                  THIRD: to any Partner or Partners with a positive balance in its Capital Account until each Partner's Capital Account has been reduced to zero; and if more than one Partner has a Positive Capital Account as near as possible to the ratio set forth in paragraph SECOND, until no Partner has a Positive Capital Account;

                  FOURTH: 100% to the General Partner and the Class A Limited Partners in the ratio of their respective Contribution Ratios up to the lesser of an additional $14 million or the Partner Nonrecourse Debt in respect of Deficiency Loans in accordance with and subject to the principals of Section 2 of Article III of this Appendix; and

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



                  FIFTH:  100% to the General Partner.

                  Notwithstanding the foregoing, Nonrecourse Deductions shall be allocated 70% to the General Partner and the Class A Limited Partners in proportion to their respective Contribution Ratios and 30% to the Class B Limited Partners in proportion to their respective Contribution Ratios.

                  3. GAIN FROM A CAPITAL TRANSACTION. Gain from a Capital Transaction realized by the Partnership after giving effect to Sections 3 and 4 of Article III of this Appendix shall be allocated as follows after giving effect for purposes of paragraph FOURTH of this Section to the distribution of the Preferred Return and the Deferred Preferred Return but otherwise prior to giving effect to any other distribution of Extraordinary Cashflow in respect of such transaction:

                  FIRST: up to the deficit balance in each Partner's Capital Account (i) in the ratio of 65% to the General Partner and the Class A Limited Partners in proportion to their Contribution Ratios and 35% to the Class B Limited Partners in proportion to their Contribution Ratios or such other ratio as will cause the deficits in their Capital Accounts to be in the Prescribed Ratio and (ii) thereafter in the ratio of 70% to the General Partner and the Class A Limited Partners in proportion to their Contribution Ratios and 30% to the Class B Limited Partners in proportion to their Contribution Ratios until the Partners' Capital Accounts shall no longer be negative;

                  SECOND: to the General Partner and the Class A Limited Partners in proportion to their Contribution Ratios to the extent their Capital Accounts are less than the amounts distributable to them under Sections 7.2.1 and 7.2.2 of the Venture Agreement in respect of such transaction;

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



                  THIRD: to the Class B Limited Partners in proportion to their Contribution Ratios to the extent their Capital Accounts are less than the amounts distributable to them under Sections 7.2.3 and 7.2.4 of the Venture Agreement in respect of such transaction;

                  FOURTH: to either the General Partner and the Class A Limited Partners on the one hand, or the Class B Limited Partners, on the other, the amount or amounts, if any, necessary to cause the Capital Account of such Partners to be in the same ratio to their Unrecovered Capital as the ratio of the other Partners' Capital Accounts is to their Unrecovered Capital; and thereafter 70% to the General Partner and the Class A Limited Partners in proportion to their Contribution Ratios and 30% to the Class B Limited Partners in proportion to their Contribution Ratios until each Partners' Capital Account is equal to its Unrecovered Capital; and

                  FIFTH: to the Partners in accordance with their respective Residual Partnership
Interests.

                  4. NET LOSS FROM A CAPITAL TRANSACTION. Net Loss from a Capital Transaction shall be charged to the Capital Accounts of the Partners and allocated as follows:

                  FIRST: 65% to the General Partners and the Class A Limited Partners in proportion to their General Residual Partnership Interest and Class A Residual Partnership Interests and 35% to the Class B Limited Partners in proportion to their Residual Partnership Interests to the extent in the case of each Partner of the excess of (X) current and prior allocations of Net Income plus prior allocations of Gain from a Capital Transaction made in the 65-35 ratio over the sum of (Y) distributions made in the 65-35 ratio, current and prior allocations of Net Loss made in the 65-35 ratio, prior allocations of Net Loss from a Capital Transaction made in the 65-35 ratio and prior allocations of Depreciation made in the 65-35 ratio.

                  SECOND: 70% to the General Partner and the Class A Limited Partners in proportion to their Contribution Ratios and 30% to the Class B Limited Partners in proportion to their Contribution Ratios until the Capital Account of any Partner shall be reduced to zero;

                  THIRD: to any Partner or Partners with a positive balance in its Capital Account until each Partner's Capital Account has been reduced to zero and if more than one Partner has a Positive Capital Account in proportion to their respective Contribution Ratios or as near as possible to such ratios until no Partner has a Positive Capital Account; and

                  FOURTH:  to the General Partner, subject to Section 2 of
Article III of this Appendix.

                  5.       ALLOCATION OF DEPRECIATION.

                  (A) For each Fiscal Year there shall be charged to the Capital Account of each Partner, and allocated to each Partner for income tax purposes, an amount of the Depreciation as follows:

                  FIRST: 65% to the General Partner and the Class A Limited Partners in proportion to their General Residual Partnership Interest and Class A Residual Partnership Interests and 35% to the Class B Limited Partners in proportion to their Class B Residual Partnership Interests to the extent of the excess in the case of each Partner of (X) current and prior allocations of Net Income and Gain from a Capital Transaction made in the 65-35 ratio over the sum of (Y) distributions of Operating Cashflow and Extraordinary Cashflow made in the 65-35 ratio, current and prior allocations of Net Loss and Net Loss from a Capital Transaction made in the 65-35 ratio, and prior allocations under this paragraph FIRST;

                  SECOND: Depreciation shall be allocated to the Partners in the ratio of 70% to the General Partner and the Class A Limited Partners in proportion to their respective Contribution Ratios and 30% to the Class B Limited Partners in proportion to their respective Contribution Ratios until the Capital Account of any Partner shall be reduced to zero;

                  THIRD: to any Partner or Partners with a positive balance in its Capital Account until each Partner's Capital Account has been reduced to zero and if more than one Partner has a Positive Capital Account in proportion to their Contribution Ratios or as near as possible to such ratios until no Partner has a Positive Capital Account; and

                  FOURTH: subject to Section 2 of Article III of this Appendix, any remaining Depreciation shall be allocated 70% to the General Partner and the Class A Limited Partners in proportion to their Contribution Ratios and 30% to the Class B Limited Partners in proportion to their Contribution Ratios.

                  Notwithstanding the foregoing paragraphs FIRST through FOURTH, Depreciation which is a Nonrecourse Deduction shall be allocated 70% to the General Partner and the Class A Limited Partners in proportion to their respective Contribution Ratios and 30% to the Class B Limited Partners in proportion to their respective Contribution Ratios.

                  (B) Recapture shall be allocated to the Partners as follows (i.e., the portion of the gain allocated to a Partner which constitutes Recapture shall be determined as follows): to the extent possible, there shall be allocated to each Partner that portion of such Recapture which is equal to the fraction, the numerator of which is the Depreciation deductions that generated such Recapture (or other items of deduction that generated such Recapture) allowable with respect to the Partnership property being sold theretofore allocated to such Partner (or a predecessor in interest to such Partner), and the denominator of which is the total Depreciation deductions that generated such Recapture (or other items of deduction that generated such Recapture) allowable with respect to the Partnership property being sold theretofore allocated to all Partners; provided, however, that under no circumstances shall there be allocated to any Partner Recapture in excess of the Gain from a Capital Transaction allocated to such Partner (and such excess shall be allocated instead to the other Partners).

II. ALLOCATIONS TO CONFORM TO TARGET CAPITAL ACCOUNTS.

                  If the Capital Account of a Partner at the end of any Fiscal Year as determined by the application of Articles I and III differs from that Partner's Target Capital Account, the allocations provided for in Article I of this Appendix shall be modified so that each Partner's Capital Account shall equal its Target Capital Account. Modification pursuant to the preceding sentence shall be subject to the requirements that (i) the ceiling rule as set forth in Code Section 1.704-1(c)(2) as it may be applied by the Internal Revenue Service will not be violated and (ii) the provisions of Article III of this Appendix may not be violated. Subject to the foregoing, the modifications required hereunder shall be made by first reallocating Net Income or Net Loss, as the case may be, and then reallocating Gain or Net Loss from a Capital Transaction, as the case may be, and then by reallocating Depreciation.

III. EXCEPTIONS.

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



                  Notwithstanding anything to the contrary contained in this Appendix, the following shall apply:

                  1. GENERAL LIMITATION. No allocation shall be made to a Partner which would cause such Partner to have a deficit balance in its Adjusted Capital Account which exceeds the sum of such Partner's share of Partnership Minimum Gain and such Partner's Share of Minimum Gain Attributable to Partner Nonrecourse Debt. If the limitation contained in the preceding sentence would apply to cause an item of Net Loss or deduction to be unavailable for allocation to all Partners then such item of Net Loss or deduction shall be allocated among the Partners in accordance with the General Partner's best judgment as to the manner in which the loss or deduction will be borne.

                  2. PARTNER NONRECOURSE DEDUCTIONS. Any and all items of Net Loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Treas. Reg. ss. 1.704-1(b)(2)(iv)(i)) (collectively, "Partner Nonrecourse Deductions") that are (in accordance with the principles set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(h)(3)) attributable to Partner Nonrecourse Debt shall be allocated to the Partner that bears the Economic Risk of Loss for such Partner Nonrecourse Debt. If more than one Partner bears such Economic Risk of Loss, such Partner Nonrecourse Deductions shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

                  3. PARTNERSHIP MINIMUM GAIN. If there is a net decrease in Partnership Minimum Gain for any Fiscal Year, there shall be allocated to each Partner for such Fiscal Year, before any other allocation is made of Partnership items under Article I or Article II of this

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



Appendix, items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the greater of: (i) the portion of such Partner's share of the net decrease in Partnership Minimum Gain during such Fiscal Year that is allocable (in accordance with the principles set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(e)(2)) to the sale or other disposition of Partnership property subject to one or more Nonrecourse Liabilities of the Partnership; or
(ii) the deficit balance in such Partner's Adjusted Capital Account at the end of such Fiscal Year. The amount of such deficit balance which needs to be eliminated shall be reduced by the amount of such Partner's Share of Partnership Minimum Gain and such Partner's Share of Minimum Gain Attributable to Partner Nonrecourse Debt (computed, in each case, by reference to the amount of Partnership Minimum Gain and Minimum Gain Attributable to Partner Nonrecourse Debt after taking into account any changes thereto during such Fiscal Year). Items of income and gain to be allocated pursuant to the foregoing provisions of this paragraph shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more Nonrecourse Liabilities of the Partnership to the extent of the decrease in Partnership Minimum Gain attributable to the disposition of such items of Partnership property (or a proportionate share of each such gain if such gains exceed the amount of income and gain required to be allocated pursuant to the foregoing provisions of this paragraph for such Fiscal Year), and then of a pro rata portion of the other items of Partnership income and gain for that Fiscal Year.

                  4. MINIMUM GAIN ATTRIBUTABLE TO PARTNER NONRECOURSE DEBT. If there is, for any Fiscal Year, a net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt, there shall be allocated to each Partner that has a share of Minimum Gain Attributable to Partner

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



Nonrecourse Debt at the beginning of such Fiscal Year before any other allocation under Section 704(b) of the Code is made pursuant to this Appendix (other than an allocation required pursuant to the provisions of Section 3 of this Article III of this Appendix) items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the greater of: (i) the portion of such Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt that is allocable (in accordance with the principles set forth in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(h)(4)) to the sale or other disposition of Partnership property subject to such Partner Nonrecourse Debt; or (ii) the deficit balance in such Partner's Adjusted Capital Account at the end of such Fiscal Year. The amount of such deficit balance which needs to be eliminated shall be reduced by the amount of such Partner's Share of Partnership Minimum Gain and such Partner's Share of Minimum Gain Attributable to Partner Nonrecourse Debt (computed, in each case, by reference to the amount of Partnership Minimum Gain and Minimum Gain Attributable to Partner Nonrecourse Debt after taking into account any changes thereto during such Fiscal Year). The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this paragraph of this Section shall be made in a manner that is consistent with the principles contained in Treas. Reg. ss. 1.704-1T(b)(4)(iv)(e)(2).

                  5. QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (modified, as appropriate, by Treas. Reg. ss. ss. 1.704-1T(b)(4)(iv)(e)(3) and (h)(4)), there shall be specially allocated to such Partner such items of Partnership income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Capital

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



Account (in excess of the sum of such Partner's Share of Partnership Minimum Gain and such Partner's Share of Minimum Gain Attributable to Partner Nonrecourse Debt) created by such adjustments, allocations and distributions. To the extent permitted by the Code and the Regulations, any special allocations of items of income or gain pursuant to this paragraph 5 shall be taken into account in computing subsequent allocations of Net Income or Net Loss pursuant to this Appendix, so that the net amount of any items so allocated and the subsequent Net Income or Net Loss allocated to the Partners pursuant to Article I and
Article II of this Appendix shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Partner pursuant to the provisions of Article I and Article II of this Appendix if such unexpected adjustment, allocations or distributions had not occurred.

IV. SPECIAL ALLOCATION RULES AND PARTNERSHIP ELECTIONS.

                  1. Income, gain, loss and deduction with respect to property contributed to the Partnership by a Partner (and with respect to other circumstances for which Treas. Reg. ss. 1.704-1(b) requires Code Section 704(c) principles to be applied) shall be allocated among the Partners for tax purposes so as to take account of the variation between the basis (within the meaning of Section 704(c) of the Code) of the property to the Partnership and its fair market value at the time of contribution (or the variation between the basis and value or applicable Capital Account at the time the principles of Section 704(c) of the Code are to be applied).

                  2. In the event a Partner transfers all or part of its Interest in the Partnership, or in the event an interest in a Partner that itself is a partnership is transferred, the Partnership shall,

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


upon request of the transferee, elect, pursuant to Section 754 of the Code, to adjust the basis of the property owned by the Partnership in accordance with
Section 743 of the Code.

                  3. The Partnership shall elect the straight line method of depreciation and the shortest permissible recover periods (within the meaning of Section 168 of the Code) with respect to the Resort.

                  4. Except as otherwise provided in the Venture Agreement, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner.

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